Crowe Horwath CO S.A.
Member Crowe Horwath International

Carrera 53 No 82-86, Of 601
Barranquilla, Colombia
NIT 830.000.818-9
57.5.385.1888 MAIN
barranquilla@crowehorwath.com.co
www.crowehorwath.com.co

Barranquilla, Colombia

February 7, 2014

Tecnoglass Inc.

Avenida Circunvalar a 100 mts de la Vía 40

Barrio Las Flores

Barranquilla, Colombia

Dear Sirs:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 6, 2013 relating to the financial statements of C.I. Energía Solar S.A. E.S. Windows and Tecnoglass, S.A. for the years December 31, 2012 and 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Alexander Camargo Mahecha

ALEXANDER CAMARGO MAHECHA

Partner

Crowe Horwath CO S.A. is member of Crowe Horwath International.